CONSULTING AND NONDISCLOSURE AGREEMENT

This Consulting and Nondisclosure Agreement (the "Agreement") made this 1st day of January, 2006 (the "Effective Date") by and between Dr. Michael A. Davis having an office at 4 Baldwin Drive, Sharon, Massachusetts ("Consultant") and Advanced BioPhotonics Inc., having an office at 125 Wilbur Place, Suite 120, Bohemia, New York ("ABP"), referred to jointly hereafter as the "parties" and individually as the "party."

WHEREAS, Consultant is medical doctor with significant experience as a medical and scientific consultant;

WHEREAS, ABP desires that Consultant provide professional advice concerning the use and development of its products with regard to medical applications; and

WHEREAS, Consultant represents that he is properly qualified to render such Services;

NOW, THEREFORE, in consideration of the covenants, representations, and mutual agreements set forth hereinafter, the parties agree as follows:

1. **Services**

During the term of this Agreement, Consultant shall, to the best of his ability, skill and experience, perform the work defined and outlined in the Scope of Work (attached hereto as Appendix 1) and furnish reports (the "Reports") on a monthly basis (collectively, the "Services"). All such Reports shall be in a form prescribed by ABP, concerning the activities of Consultant under this Agreement. While engaged by ABP, Consultant agrees to devote his best efforts and best energies in performing the Services. Consultant agrees to observe and conform to the policies and directions established by management of ABP and to faithfully assume and perform all duties customarily performed by Consultant. The Services shall be performed by Consultant as an independent contractor and not as an employee or director of ABP. Except when circumstances require the Consultant to personally perform the Services, the Consultant has the right to hire, at his own expense, any assistants he may decide appropriate to perform the Services. The Consultant shall devote one eight (8) hour day per week to performing the Services with full ability and attention to the business of ABP during this time.

2. **Term of the Agreement**

The Agreement shall commence on the Effective Date hereof and shall continue in full force and effect on a month-to-month basis, unless terminated earlier pursuant to Section 18.

3. Billing and Compensation

As compensation for Services to be performed by Consultant hereunder, ABP agrees to pay Consultant at a rate of five thousand dollars ($5,000) per month. Consultant shall be reimbursed for any incidental expenses and costs associated with performing the Services, including travel expenses, provided that such expenses are approved in advance by the CEO or Controller. Invoices submitted by Consultant will make reference to this Agreement or otherwise identify the invoice in such a manner as ABP may require and provide complete supporting detail. None of the compensation paid or the Services performed under this Agreement is for work performed by Consultant's in conjunction with his service on ABP's Board of Directors.

4. Confidential Information

a. "Confidential Information" shall mean any and all information disclosed by the Disclosing Party to the Receiving Party, including, but not limited to, that information pertaining to the identities, selection criteria or process of clinical trial participants; computer programs, code or algorithms; names and expertise of employees and consultants; formulas; processes; inventions; schematics and other technical, business, financial, pricing and product development plans, forecasts or strategies; together with any copies, abstracts, summaries, analysis, tangible embodiments or any other derivative works created by the Receiving Party, which contain the Disclosing Party's proprietary information. All such information is deemed by the Disclosing Party to be confidential, secret and/or proprietary, except for information that:

i. Is or becomes part of the public domain through no fault of Receiving Party; or

ii. Is known to the Receiving Party prior to the disclosure by the Disclosing Party and the Receiving Party can demonstrate such knowledge in an official dated business record or by comparable documentation; or

iii. Is subsequently rightfully obtained by the Receiving Party from a third party; or

iv. Is independently developed by the Receiving Party without any breach of this Agreement; or

v. Is approved for public release by the Disclosing Party.

b. The Receiving Party shall use Confidential Information for the purposes of this Agreement only and agrees that it will not disclose at any time, nor permit its employees to disclose at any time (either during their respective employment by Receiving Party or thereafter), nor appropriate or use on its own behalf or on the behalf of others, any Confidential Information, without in each instance first obtaining Disclosing Party's written consent thereto. The Receiving Party shall restrict circulation of Confidential Information to the same extent it restricts its own proprietary information. Except as

necessary to fulfill the purposes of this Agreement, Receiving Party agrees not to make, or permit to be made by its employees, copies, abstracts or summaries of any Confidential Information, including, but not limited to, pictures, drawings, specifications, plans, data, spreadsheets, notes and reports embodying any Confidential Information. Receiving Party further agrees to promptly return to Disclosing Party, upon Disclosing Party's request, all such documents or other embodiments, including all copies thereof, of any Confidential Information.

c. Proprietary Information shall be designated as such in writing by the Disclosing Party by appropriate legend or stamp, or, if first disclosed in a non-written or other non-tangible form, Proprietary Information shall be identified by the Disclosing Party at the time of disclosure as being disclosed in confidence and shall be reduced to tangible form and marked as confidential or proprietary and such tangible form shall be delivered to the Receiving Party within thirty (30) days after the date of first disclosure. During the above stated thirty-day period such Proprietary Information shall be protected in accordance with the terms of this Agreement. Proprietary Information shall further include any information or data that evidence, record, derive from or reveal any Proprietary Information. Notwithstanding the foregoing, the components of the System are hereby deemed to be Proprietary Information and as such are protected in accordance with the terms of this Agreement.

d. All data, documentation, reports or other materials that are created by Consultant for ABP or that information utilized in performing the Services under this Agreement are deemed Confidential Information and require no further stamping or legend and shall be and remain the sole property of ABP.

e. Upon termination or earlier if requested by the Disclosing Party, the Receiving Party shall cease use of the Confidential Information. At Disclosing Party's sole option, the Receiving Party shall promptly return or destroy all Confidential Information, including without limitation, reports, analyses, e-mails or any other derivative embodiments of the Proprietary Information, together with all copies thereof, in its possession or control and furnish the Disclosing Party with written certification of destruction. The Receiving Party shall ensure that all copies of Confidential Information stored electronically on its server, tape backup or on the hard drives of computers used by the Receiving Party have been permanently deleted and the Receiving Party shall certify such deletion in writing to the Disclosing Party.

5. Independent Contractors

The relationship of the parties under this Agreement shall be that of independent contractors, and nothing contained in this Agreement and no action taken by either party to this Agreement shall be deemed to constitute either party or any of such party's employees, as agents or representatives of the other party or shall be deemed to create a partnership, joint venture or association between the parties, or shall be deemed to confer on either party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party.

6. System and Property Rights

Consultant may deem it necessary, in the course of performing the Services, to use certain of the ABP's proprietary software, products and computer systems (individually and collectively, the "Systems"). Except as authorized by ABP, Consultant will not use the Systems for any purpose other than in connection with Consultant's provision of the Services. The Systems are owned or leased by ABP, who shall at all times retain all right, title and interest therein. Upon termination of this Agreement, ABP will delete or deny Consultant's access to the Systems, and Consultant will certify in writing to ABP that no copies of information retrieved from the Systems, or any portion thereof, remain in Consultant's possession. This Section 6 shall survive termination or expiration of this Agreement.

7. Indemnification

Each Party shall defend, indemnify, and hold harmless the other Party and its affiliated companies, and the directors, officers, employees, and agents of each of them, from and against any liability to the extent caused by its negligent acts or omissions in connection with this Agreement; provided, however, neither party shall be liable to the other party for any special, punitive, consequential or indirect damages, including but not limited to loss of profits, business opportunities, or good will. Indemnity shall include attorneys' fees and investigative expenses.

8. Injunction

The parties agree that there is no adequate remedy at law for any breach to this Agreement and that either party, in addition to any other rights or remedies it may have, will be entitled to an injunction restraining such breach by the other party.

9. Severability

If any of the provisions set forth in this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Agreement, in whole or in part, the remaining

provisions set forth in this Agreement shall remain in full force and effect, notwithstanding the invalidity of such other provision.

10. Waiver

No waiver, delay, forbearance or failure by either party of its right, power or privilege to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce such provision in the future.

11. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions and any applicable laws of the United States. Both parties hereby consent to the jurisdiction of the courts of the State of New York

12. Entire Agreement

This Agreement, together with its attachments and Appendices specifically referenced and attached hereto (which are hereby incorporated herein by reference), sets forth the entire and final agreement and understanding of the parties with respect to the subject matter of this Agreement. Any and all prior agreements, understandings or undertakings, whether written or oral, with respect to the subject matter of this Agreement, are hereby superseded and replaced by this Agreement. This Agreement may not be modified or amended except by a written agreement signed by both parties to this Agreement.

13. Headings

The captions and section headings in this Agreement are for convenience only and shall not be considered a part of, or be deemed to affect the construction or interpretation of, any provision of this Agreement.

14. Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Representations and Warranties

Each party warrants and represents to the other that it has the legal rights and power to extend the rights granted to the other party in this Agreement, that it has the full right to enter into this Agreement and to fully perform its obligations hereunder, and that it has not made nor will it make any commitment to a third party in conflict with or in derogation of such rights or this Agreement. Consultant

specifically represents that it is properly qualified to render the Services which are the basis of this Agreement and that ABP may rely on the Consultant's expertise as indicated in Consultant's curriculum vitae (attached hereto as Appendix 2). In addition, Consultant represents and agrees that he will abide by ABP's HIPAA Statement (attached hereto as Appendix 3) and that he will comply with all federal, state and local laws and regulations in the conduct of his Services on behalf of ABP. Each party further represents to the other that it is not aware of any legal obstacles, which could prevent either party from carrying out the provisions of this Agreement.

16. Assignment of Agreement
Neither party may transfer this Agreement or any right or obligation under this Agreement, by assignment, merger or consolidation without the prior written consent of the other party, however, such consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the subsidiaries, affiliates, legal successors and assigns of the respective parties.

17. Survival
The provisions of Sections 4 and 6 shall survive any termination of this Agreement.

18. Termination of Agreement
This Agreement may be terminated by either party upon thirty (30) days written notice to the other. The confidentiality obligations under this Agreement will survive termination of this Agreement for a period of five (5) years. ABP shall have no further obligation to Consultant, except to make any payments which may have theretofore become due.

19. Notice
All notices, instructions, requests, authorizations, consents, demands and other communications hereunder shall be in writing and shall be sent by courier, facsimile or registered airmail, postage prepaid, addressed as follows:

To: Advanced BioPhotonics Inc.
125 Wilbur Place, Suite 120
Bohemia, New York 11747

Facsimile: 631-244-7960

Attention: Kevin J. Healy, Esq.

And

To: **Michael A. Davis, M.D.**
4 Baldwin Drive
Sharon, Massachusetts 02067-3306

Facsimile: 516-302-2921

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above. Notice given by mail shall be considered to have been given five (5) days after the mailing thereof, and notices given by facsimile shall be considered to have been given when received.

20. Attorneys' Fees
Each party shall bear all costs and expenses incurred by it under or in connection with this Agreement, provided, however, that the prevailing party in any litigation commenced to enforce or construe the terms of this Agreement shall be entitled to collect from the other party the costs of such litigation, including reasonable attorneys' fees.

21. No Implied Rights
Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting or conferring, either expressly or impliedly, any rights, licenses or other relationships between the parties.

IN WITNESS WHEREOF, the parties, by their respective duly authorized officers or representatives, have executed and delivered this Agreement on the date first above written.

MICHAEL A. DAVIS, M.D., D.Sc.	**ADVANCED BIOPHOTONICS INC.**
By: Michael A. Davis, MD	**By:** ________________
Name: Dr. Michael A. Davis	**Name:** Denis A. O'Connor
Title: Consultant	**Title:** CEO and President

APPENDIX 1

SCOPE OF WORK

Act as the Chief Medical Officer and oversee the management of the Medical Affairs of the Company. Duties will include, but are not be limited, to the following:

1. **Resolve medical issues and provides medical input for research, development, clinical applications and marketing.**
2. **Form and Chair the Company's Medical/Scientific Advisory Board and commence the first meeting no later than September 30, 2006**
3. **Serve as Principal Clinical Liaison between the Company and our research and clinical studies site at SUNY at Stony Brook. In conjunction with this effort: (i) compose and distribute a report at the end of each month concerning the current progress of the trials at that site; and (ii) schedule and chair a monthly meeting with the management of the Company at the Corporate Offices to review that progress and make recommendations as to the project.**
4. **Spend a minimum of four (4) hours/month and a maximum of eight (8) hours/month at the Corporate Offices working with the Clinical Applications team for the development of the rules of interpretation needed the clinical reading of BioScanIR® scans from our clinical sites.**
5. **Review and comment on all research and clinical protocols to be undertaken going forward to assure a medical and ethical standard that is consistent with ABP's goals of collecting high quality data through a coordinated medical monitoring operation.**
6. **Review all abstracts and manuscripts submitted for presentation or publication from both our scientific team and our collaborators.**
7. **Assist the CEO in any other Medical or Scientific or business endeavors when requested, as time and notice may permit.**

APPENDIX 2

CONSULTANT'S CURRICULUM VITAE

Curriculum Vitae
Michael A. Davis, MD, ScD, MBA

Born: MAY 19, 1941, Boston, Massachusetts

Education

1962	BS	Worcester Polytechnic Institute	Chemistry
1964	MS	Worcester Polytechnic Institute	Organic Chemistry
1965	SM	Harvard School of Public Health	Radiologic Health
1969	ScD	Harvard School of Public Health	Radiation Biology
1979	MBA	Northeastern University	
1985	MD	University of Massachusetts Medical School	

Professional Experience

1968-70	Research Associate in Radiology, Harvard Medical School, Boston, MA
1968-80	Associate in Radiology (Nuclear Medicine), Peter Bent Brigham Hospital, Boston, MA
1970-75	Principal Associate in Radiology (Nuclear Medicine), Harvard Medical School
1975-80	Associate Professor of Radiology, Harvard Medical School
1971-80	Director of Radiopharmacy, Joint Program in Nuclear Medicine, Harvard Medical School
1973-77	Clinical Associate Professor, Northeastern University, College of Pharmacy and Allied Health Professions, Boston, MA
1975-78	Assistant Professor of Radiology (Nuclear Medicine), Harvard Medical School
1977-83	Adjunct Professor of Radiopharmaceutical Science, Northeastern University, College of Pharmacy and Allied Health Professions
1978-80	Associate Professor of Radiology (Nuclear Medicine), Harvard Medical School
1980-93	Lecturer in Radiology, Harvard Medical School
1982-98	Adjunct Professor (Nuclear Medicine), Tufts University School of Veterinary Medicine, Boston, MA
1982-85	Adjunct Professor of Chemistry, Worcester Polytechnic Institute
1986-02	Affiliate Professor of Biomedical Engineering, Worcester Polytechnic Institute, Worcester, MA
1985-86	Resident in Diagnostic Radiology, University of Massachusetts Medical Center, Worcester, MA
1995-00	Associate Medical Director, Center for Advanced Clinical Technology (CACT), University of Massachusetts Medical Center, Worcester, MA
1980-02	Professor of Radiology and Nuclear Medicine; Director, Division of Radiologic Research, University of Massachusetts Medical School, Worcester, MA
2002-03	Visiting Scientist & Exec. Dir., Center for Biomarkers in Imaging, Massachusetts General Hospital and Visiting Professor of Radiology, Harvard Medical School.
2002-03	Medical Director, MedEView Division, Source Medical Solutions, Waltham, MA

Honors

Sigma Xi	
James Picker Foundation Scholar in Radiologic Research	1970-73
Stauffer Award, Association of University Radiologists	1985

Other

1993-95	Member, NIH Special Study Section: Radiology/Nuclear Medicine SBIR/STTR
1996	Member, Select Panel on Breast Cancer, Radiology Study Section, U.S. Army
1996-2000	Member, NIH/DRG Diagnostic Radiology Study Section
1997	Chair, Select Panel on Breast Cancer, Radiology Study Section, U.S. Army
1998	Member, Select Panel on Prostate Cancer, Radiology Study Section, U.S. Army
1990-2000	Reviewer DOE Molecular Nuclear Medicine and BNCT Panels

Certification

Diplomate, American Board of Science in Nuclear Medicine 1979

Memberships

American Chemical Society
American Roentgen Ray Society
Association of University Radiologists
Radiological Society of North America
Internat. Soc. of Magnet. Reson in Med
Society of Nuclear Medicine
Internat. Soc. of Molecular Imaging

Listed In

Who's Who in Technology Today
American Men and Women of Science
Who's Who
Frontier Science and Technology

Patents

U.S. Patent #4,264,468. Issued April 29, 1981, to R.D. Neirinckx and M.A. Davis. Generator for Gallium-68 and Compositions Obtained Therefrom.

U.S. Patent #4,288,424. Issued September 8, 1981, to R.D. Neirinckx and M.A. Davis. Generator for Ionic Gallium-68 Based on Column Chromatography.

U.S. Patent #4,830,848. Issued May 16, 1989, to R.D. Neirinckx, B.L. Holman, M.A. Davis, and G.I.Harris. Radiopharmaceutical Composition Containing Tantalum-178 and Process Therefor.

U.S. Patent #4,544,545. Issued October 1, 1985 to P.J. Ryan, M.A. Davis, and D.L. Melchior. Liposomes Containing Modified Cholesterol for Organ Targeting.

U.S. Patent #4,900,540. Issued February 13, 1990 to P.J. Ryan, M.A. Davis, and D.L. Melchior. Liposomes Containing Gas for Ultrasound Detection.

U.S. Patent #5,424,142. Issued June 13, 1995 to M.A. Davis. Negative Contrast Agents for Magnetic Resonance Imaging Comprising Barium Sulfate and A Clay.

U.S. Patent #5,739,109. Issued April 14, 1998 to Galpin J., Kishota D, Davis MA, Adams MB, Levin S., Pert C, Ruff M., Globe G. Method of Treating Neuroinflammatory Degenerative Diseases.

U.S. Patent #5,741,477. Issued April 21, 1998 to Davis MA. Negative Contrast Agents for Magnetic Resonance Imaging Comprising Barium Sulfate and a Clay

Publications 137 available upon request.

APPENDIX 3

ADVANCED BIOPHOTONICS INC. HIPAA STATEMENT

Advanced BioPhotonics Inc.

General HIPAA Statement

The **Advanced BioPhotonics' BioScanIR® System** is the most advanced biomedical infrared imaging system in the field of medicine today, and Advanced BioPhotonics Inc. is committed to supporting our customers in their efforts to comply with the new transaction, privacy and security standards established by the **Health Insurance Portability and Accountability Act** (HIPAA) of 1996.

Advanced BioPhotonics works diligently with various groups to ensure our products and services meet or exceed industry standards for HIPAA compliance, as well as satisfying our customer's needs. This statement describes how Advanced BioPhotonics supports our customer's HIPAA compliance efforts.

Product

This statement applies to the **Advanced BioPhotonics Inc. BioScanIR® System**. The system uses a secure database requiring a login process—including a user name and password—to access patient data. **User Accounts** are used to limit accessibility to the system by users trained by Advanced BioPhotonics Inc. These user accounts are created exclusively by a **System Administrator.**

Customer Support

The **Customer Support** group at Advanced BioPhotonics Inc. is always available to assist in implementing the **BioScanIR® System** in an HIPAA compliant environment. If required, remote access to patient data by our Customer Support department will be made using comprehensive encryption protocol.

Advanced BioPhotonics, Inc., 125 Wilbur Place, Suite 120, Bohemia, NY 11716
Tel: (631) 244-8244 — Fax: (631) 244-7960

Privacy and Security Policy

To implement HIPAA requirements and to protect the confidentiality and integrity of any patient information used by the **BioScanIR® System**, Advanced BioPhotonics has established this **Privacy** and **Security Policy:**

- Advanced BioPhotonics, Inc. shall **only** obtain and use confidential patient health information as a necessity in the development and testing of products designed to meet customer requirements.
- Advanced BioPhotonics Inc. shall limit access to the above patient data by **trained** users only, performing designated service and support functions.
- Advanced BioPhotonics Inc. shall forbid the disclosure of patient health information to non-employees of the company unless written permission is received from the customer or the patient.
- Advanced BioPhotonics Inc. shall require all employees to report uses and/or disclosures of patient data not permitted by this Privacy and Security Policy.
- Advanced BioPhotonics Inc. shall investigate all reports of patient health information being used in a manner not permitted by this Privacy and Security Policy, and will impose appropriate penalties and sanctions for any conduct prohibited by this policy.
- Advanced BioPhotonics Inc. shall ensure all employees who may come in contact with patient data are trained regarding Advanced BioPhotonics's Privacy and Security Policy and the importance of protecting the privacy and security of patient health information.
- Advanced BioPhotonics Inc. shall provide for the transmission and storage of patient data collected by our product in a secure manner to protect the integrity, confidentiality and availability of patient health information.

Advanced BioPhotonics, Inc., 125 Wilbur Place, Suite 120, Bohemia, NY 11716
Tel: (631) 244-8244 — Fax: (631) 244-7960